Exhibit 10.35

Loan Agreement with Jinjiang City Branch of Agriculture Bank of China
(No.: 35101200900001758) for RMB20 million

Date:	March 6, 2009

Lender:	Jinjiang City Branch of Agriculture Bank of China

Borrower:	Guanke

Amount:	RMB20 million

Category:	Short-term cash flow loan

Term	From March 6, 2009 to March 5, 2010

Interest rate:	5.5755% annually adjustable every 6 months.

Interest repayment:
The interest shall be settled at the 20th day of each month. The Borrower should pay the accrued monthly interest on the interest settlement day and pay the outstanding interest on the maturity date of the loan.

Pre-payment:	The pre-payment of the loan by the Borrower should be accepted by the Lender and the interest rate will remain the same to that of the actual period.

Security:	Land use rights

Governing law	Laws of the People’s Republic of China